Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Journal Communications, Inc., a Wisconsin corporation (the “Company”), and Steven J. Smith (the “Executive”) was originally made as of the 8th day of February, 2005, and amended and restated as of January 29, 2007, December 8, 2007, April 6, 2009 and December 15, 2010.

W I T N E S S E T H   T H A T

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company and its affiliates, in the capacities and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.              Term of Agreement and Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, commencing on the date of this Agreement.  Unless terminated earlier, as provided in Section 4 hereof, the term of this Agreement will end on April 10, 2016, the Executive’s 66th birthday.  The Executive’s employment will not terminate solely by virtue of the expiration of this Agreement, but the rights and obligations of the parties under this Agreement will cease as of that date unless this Agreement shall have been extended or renegotiated by mutual agreement of the parties.  The term during which the Executive is employed by the Company under the terms of this Agreement is hereafter referred to as the “Employment Period.”  Notwithstanding the foregoing, if a Change in Control shall occur within two years prior to the expiration of the term of this Agreement, the term of this Agreement and the Employment Period term shall automatically be extended for a period of two years following the date of the Change of Control.  For purpose of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(a)            individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 Act (the “1934 Act”) and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b)            any Person becomes a “Beneficial Owner” (such term for purposes of this definition being as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a Subsidiary of the Company, (x) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, (y) an acquisition by a Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (d) below); or

(c)            any Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities becomes a Beneficial Owner, directly or indirectly, of 40% or more of the Company Voting Securities; provided, however, that for purposes of this subsection (c), an acquisition directly from the Company shall not constitute a Change in Control; or

(d)            the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (“Company Common Stock”) and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (w) any Person who as of December 31, 2006 is a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, (x) the Company or any Subsidiary of the Company, (y) the Surviving Entity or its ultimate parent, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(e)            approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.              Position and Duties.

(a)            During the Employment Period, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company, in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”).

(b)            During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time, attention and effort to the business and affairs of the Company and its affiliates and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and its affiliates in accordance with this Agreement.

3.             Compensation.

(a)            Base Salary. The Executive’s compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee (or other appropriate committee) of the Board, subject to this Section 3. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than his aggregate annual base salary from the Company and its affiliates as in effect immediately before the date of this Agreement. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.   Notwithstanding the foregoing, Executive's "Annual Base Salary" as of the end of the first quarter of 2009 shall be reduced by 6% beginning with the second quarter of 2009 and ending on December 31, 2009.  On January 1, 2010, Executive's "Annual Base Salary" shall be his "Annual Base Salary" as of the end of the first quarter of 2009 (before reduction), subject to any additional increases determined by the Board to be appropriate from time to time.

(b)            Incentive Compensation. During the Employment Period, the Executive shall continue to participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) offered by the Company and its present or future affiliates which shall provide him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the “Incentive Compensation”). The annual and long-term incentive target opportunities for the Executive will be equal to or higher than the targets set for other senior executives of the Company.  Without limiting the foregoing, for a period of two years after the occurrence of a Change in Control, the Executive’s target annual bonus opportunity shall be no less than his target annual bonus opportunity for the last full fiscal year prior to the effective date of the Change in Control.

(c)            Other Benefits. In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter as applicable: (i) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives of the Company, and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its affiliates, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company.  In addition to all other benefits, Executive shall receive ten personal days off to be used between April 7, 2009 and December 31, 2009.  These additional days off shall not be paid out upon separation from the Company, shall not be accrued, and shall not be carried over into 2010.

(d)            Perquisites. During the Employment Period, the Executive shall be entitled to receive such perquisites as the Company may establish from time to time which are commensurate with his position and at least comparable to those received by other senior executives at the Company.

(e)            Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement and for a period of one (1) year following any termination, reasonable office and administrative support.

4.            Termination of Employment.

(a)            Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. “Disability” means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of the Executive’s life. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)            By the Company.

(i)            The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:

A.    the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

B.     illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(ii)            A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by a majority vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

(iii)           A termination of the Executive’s employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination without Cause”) of its intention to terminate the Executive’s employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The “Special Board Meeting without Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination without Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive’s termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by a majority vote of the entire membership of the Board, excluding employee directors, stating that the Executive is terminated without Cause.

(c)            Good Reason.

(i)             The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

A.    the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

B.     any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

C.     any failure by the Company to comply with paragraph (c) of Section 9 of this Agreement; or

D.     any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

(ii)            A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within six months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)           A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

(d)            Date of Termination. The “Date of Termination” means the last day of the Employment Period, the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the later of the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be, or such later date as is acceptable to the Board.

5.              Obligations of the Company upon Termination.

(a)            By the Company other than for Cause or Disability; by the Executive for Good Reason. If, during the Employment Period, (x) the Company terminates the Executive’s employment, other than for Cause or Disability, or (y) the Executive terminates employment for Good Reason,

(i)             the Company shall pay to the Executive in a lump sum in cash, within 30 days after the Date of Termination, his Annual Base Salary through the Date of Termination to the extent not theretofore paid; and

(ii)            the Company shall pay to the Executive in a lump sum in cash upon the earlier of (a) a date no later than 30 days after the Executive’s death, or (b) the first day of the seventh month following Executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”) and applicable regulations, without giving effect to any elective provisions that may be available under such definition (“Separation from Service”), the aggregate of the following amounts:

A.    the product of (x) the Executive’s target annual incentive bonus for the year in which the Date of Termination occurs (“Target Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Prorata Current Year Bonus”); and

B.     a severance payment equal to 300% times the sum of (i) the Executive’s Annual Base Salary and (ii) Target Annual Bonus; and

(iii)           the Company shall continue to provide, for thirty-six (36) months after the Date of Termination (the “Welfare Benefits Continuation Period”), the benefits set forth in paragraph (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement throughout the Welfare Benefits Continuation Period.  To the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family. During any period when the Executive is eligible to receive health and similar benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a)(iii) may be made secondary to those provided under such other plan.  During the Welfare Benefits Continuation Period, (A) the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; (B) for all months after the initial 18 months of the Welfare Benefits Continuation Period, the applicable monthly COBRA premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be reimbursed to the Executive by the Company as taxable compensation by including such amount in the Executive’s income in accordance with applicable rules and regulations (such income shall be grossed up as for taxes, as provided above); (C) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (D) the Executive’s rights pursuant to this Section 5(a)(iii) shall not be subject to liquidation or exchange for another benefit; and

(iv)           all of the Executive’s equity or incentive awards outstanding on the Date of Termination shall be treated as follows: (x) all time-based restrictions on awards of restricted stock or unit awards shall lapse as of the Date of Termination, (y) each such option or stock appreciation right shall be fully vested and exercisable as of the Date of Termination and shall remain in effect and exercisable through the end of its original term, without regard to the termination of the Executive’s employment; and (z) any performance shares or units shall be governed by the terms and conditions of the Company’s long-term incentive plan under which they were awarded.

The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive’s employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

(b)            Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall pay to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid and the Prorata Current Year Bonus.

(c)            Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive shall be entitled to any potion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid, to the Prorata Current Year Bonus, and to such other, nonduplicative benefits as may be provided by the Company’s current disability program. The Prorata Current Year Bonus shall be paid to the Executive or the Executive’s estate or beneficiary, as applicable, in a lump sum in cash upon the earlier of (i) a date no later than 30 days after the Executive’s death, or (ii) the first day of the seventh month following the Executive’s Separation from Service.

(d)            By the Company for Cause; By the Executive Other than for Good Reason; End of the Employment Period. If the Executive’s employment is terminated at the end of the Employment Period or by the Company for Cause during the Employment Period or if the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, the Company shall pay to the Executive any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

6.              Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation program, the Executive’s deferred compensation plan(s), or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.              Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

8.              Non-Compete and Other Restrictions.

(a)            For purposes of this Section 8, the following definitions apply:

(i)             “Company” means the Company and/or any one or more of its affiliates that were within the Executive’s management responsibility, including the responsibility of personnel reporting to the Executive, at any time within two (2) years prior to the Executive’s termination.

(ii)            “Confidential Information” means information of the Company that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to the Executive by the Company (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only. Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data.

(iii)           “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(b)            During employment with the Company, the Executive shall preserve and protect Confidential Information from unauthorized use or disclosure, and for a period of two (2) years after termination of such employment, the Executive shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including the Executive) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to the Executive during employment, in substantial business activities.

(c)            During employment with the Company, the Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, the Executive shall not use or disclose any Trade Secret indefinitely, or for so long as that Trade Secret remains a Trade Secret under applicable law.

(d)            The Executive agrees that, at all times during the term of employment hereunder, and for a period ending two (2) years following the Date of Termination for any reason, the Executive will not directly or indirectly, participate in or assist in, the organization, planning, preparation, ownership, financing, management, operation or control, nor have any beneficial interest in more than 5% of the equity, of any corporation, partnership, association or other person or entity which directly competes or is planning to directly compete with the Company with respect to the operations of the Company that were within the Executive’s management responsibility, including the responsibility of personnel reporting to the Executive, at any time within two (2) years prior to the Executive’s termination (“Competitive Business”), if:

(i)             said Competitive Business would utilize the Executive’s services for the benefit of any broadcast, cable, print or other mass communications media operations serving any Metropolitan Statistical Area, as that term is defined by the United States Government, where during two (2) years preceding the Executive’s termination and at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to the Executive during employment, in broadcast, cable, print or other mass communications media operations; and

(ii)            Confidential Information acquired by the Executive during the two (2) years preceding Executive’s termination would reasonably be expected to be useful to the performance of the Executive’s duties in such employment.

(e)            The Executive acknowledges that a duty of loyalty to the Company and a duty to protect the Company’s confidential information are imposed upon Executive by law, including section 134.90 of the Wisconsin Statutes.

(f)            For a period of two (2) years following the Date of Termination, the Executive agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company who was supervised by the Executive, or about whom the Executive obtained any Confidential Information, during the last two (2) years of the Executive’s employment by the Company, to terminate their employment with the Company or to accept employment with a Competing Business. This provision is not intended to restrict the employment opportunities of any employees of the Company who seek employment with a Competitive Business without any solicitation or inducement by the Executive.

(g)            The Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, the Executive consents to be bound by any such duty owed by the Company to any third party.

(h)            At the Date of Termination, or at any time upon the Company’s request, the Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in the Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or customers of the Company, including any records, documents or property created by the Executive in said capacity,  The Executive agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Agreement.

(i)            For the period of two (2) years immediately following the Date of Termination, the Executive will inform each new employer, prior to accepting employment, of the existence of this Section 8 and provide that employer with a copy of it. In addition, the Executive hereby authorizes the Company to forward a copy of this Section 8 to any actual or prospective new employer.

9.              Successors.

(a)            This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.            Miscellaneous.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven J. Smith
Journal Communications, Inc.
333 West State Street
Milwaukee, WI 53203

If to the Company:

Journal Communications, Inc.
333 West State Street
Milwaukee, WI 53203
Attention: Chief Financial Officer

With a copy to:

Benjamin F. Garmer, III
c/o Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5367

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)            Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)            The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(g)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

11.            Arbitration.

(a)            The Company and the Executive agree that any dispute in connection with this Agreement shall be settled by binding arbitration conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). Notwithstanding the foregoing, (i) the assessment of legal fees and related costs of such arbitration incurred by the Executive shall be governed by the provisions of Section 15 of this Agreement; (ii) the arbitration shall be determined by a single arbitrator, not a panel; (iii) both the Company and the Executive shall be permitted to seek summary disposition prior to hearing; and (iv) the decision rendered by the arbitrator shall be in writing and set forth findings of fact and conclusions of law.

(b)            The Executive agrees that his agreement to submit legal disputes through binding arbitration, includes any claim for any liability or obligation in any way related to this Agreement, for any expense, damage, or losses he might claim based on, among other things, the following: (i) any discipline, demotion, denied promotion, or discharge; (ii) any Company policy, practice, contract or agreement; (iii) any tort or personal injury; (iv) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (v) any laws governing employment discrimination including, but not limited to, Sections 1981, 1983 and Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, any state laws or statutes (including, but not limited to, the Wisconsin Fair Employment Act), and any ordinance or local authority; (vi) any laws or agreements that provide for punitive, exemplary or statutory damages; and (vii) any laws or agreements that provide for payment of attorney fees, costs or expenses.

(c)            The Company agrees that it too shall submit all legal disputes that it may have against the Executive in any way related to this Agreement for exclusive resolution through binding arbitration, and that the resolution of the Executive’s legal dispute(s) through arbitration shall be binding upon it.

(d)            The Company and the Executive acknowledge and agree that this Agreement does not apply to the following: (i) claims under any state worker’s compensation law; (ii) claims under any state unemployment compensation law; (iii) claims for injunctive relief that may otherwise be available at law for the violation of any state trade secrets act or unfair competition law; or (iv) any claim that by law may not be required to be resolved by binding arbitration.

(e)            The Company and the Executive acknowledge and agree that damages awarded, if any, in any arbitration shall be limited to those damages that are otherwise available at law.

(f)            The Company and Executive acknowledge and agree that by signing this Agreement, they release and waive any right either may have to resolve their legal disputes (including employment disputes and claims of discrimination or unlawful discharge) by filing a lawsuit in court, and to have the potential opportunity of having their claim heard by a jury, and agree instead that the disputes will be resolved exclusively through binding arbitration. The Company and the Executive acknowledge that although the Executive agrees to resolve the Executive’s legal dispute(s) exclusively through binding arbitration, nothing in this Agreement shall be interpreted as prohibiting the Executive from filing a charge of discrimination with an appropriate administrative agency or participating in the investigation or prosecution of such a charge by an appropriate administrative agency; however, this Agreement does prohibit the Executive from seeking and recovering an award on his own behalf through any administrative process.

12.            Effectiveness of Agreement. This Agreement is effective when executed by the Company and the Executive in the signature spaces provided below.

13.            Limitation of Benefits.

(a)            Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made in the following order:  (i) first reducing, if any, those Payments which have a higher Parachute Value than actual present value of such Payments, (ii) then, to the extent necessary, reducing cash Payments; and (iii) then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control. For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 13, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code.

(b)            All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 13 (“Underpayment”), consistent with the calculations required to be made hereunder.  The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)            In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.”

14.            Code Section 409A.

(a)            General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

(b)            Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by Subsection 14(c) below.

(c)            Six-Month Delay.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)             if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s Separation from Service; and

(ii)            if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s Separation from Service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s Separation from Service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

15.            Costs of Enforcement.  The Company shall reimburse the Executive, on a current basis, up to $200,000 per year (not to exceed two years) for reasonable legal fees and related expenses incurred by the Executive in connection with this Agreement, including without limitation, (i) such fees and expenses, if any, incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder, or (ii) such fees and expenses, if any, incurred by the Executive in contesting or disputing any termination of Executive’s employment, or the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not the Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, the Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith.  The amount reimbursable by the Company under this Section 15 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be within five business days after delivery of the Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  The Executive’s rights pursuant to this Section 15 shall expire at the end of five years after the date of termination and shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement, as amended and restated, to be executed in its name and on its behalf.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Roger D. Peirce
Roger D. Peirce
Chair, Compensation Committee

EXECUTIVE

/s/ Steven J. Smith
Steven J. Smith